Exhibit (f) (1)

Consent of the Federal Republic of Germany

     On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in this Amendment No. 1 to the Annual Report on Form 18-K of Kreditanstalt für Wiederaufbau and KfW International Finance Inc. for the year ended December 31, 2001 and to the incorporation by reference of such information in the Registration Statement under Schedule B of Kreditanstalt für Wiederaufbau and KfW International Finance Inc. filed with the Securities and Exchange Commission of the United States of America on the date hereof.

By: /s/ Dr. Axel Nawrath Dr. Axel Nawrath Ministerialdirektor

Date: December 20, 2002